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                                                                      EXHIBIT 99

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News Release                                                   Torchmark [LOGO]
                                                             Corporation
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   Torchmark Corporation . 2001 Third Avenue South . Birmingham, Alabama 35233

 Contact:   Joyce Lane            972-569-3627                  NYSE Symbol: TMK




                    TORCHMARK REPORTS 10% INCREASE IN THIRD
                QUARTER 2001 EARNINGS PER SHARE FROM OPERATIONS


     BIRMINGHAM, Alabama, October 23, 2001--Torchmark Corporation (NYSE: TMK) reported today that net operating income for the third quarter of 2001 was $.79 per share ($99 million), compared with $.72 per share ($92 million) for the third quarter of 2000, a 10% per share increase. For the first nine months of 2001, net operating income was $2.32 per share ($293 million) up 10% from $2.11 per share ($272 million) for the same period of 2000.


OPERATING HIGHLIGHTS - comparing third quarter 2001 with the third quarter of 2000:

 .    Total premium revenues increased 8%, 11% for health insurance and 6% for life insurance.
 .    Direct Response premium revenue grew 11% and annualized life premium in force grew 6%. Direct Response sales continued on plan for the year.
 .    American Income's sales grew 20% to $20 million, greater than expected.
 .    Medicare supplement health sales declined due to a delayed government announcement of Medicare HMO terminations, and due to competitive premium rate pressure.
 .    Financing costs declined $6 million (34%) due to lower short-term interest rates and lower average indebtedness during the period, including the partial calls in the second and third quarters of this year of almost half of the Company's 9.18% Monthly Income Preferred Securities.

     The following chart displays the key per share components of Torchmark's net operating income:

                                                              Per Share Net Operating Income
                                                              ------------------------------

                                               Quarter Ended                      Nine Months Ended
                                                September 30,         %             September 30,         %
                                             2001         2000      Change         2001       2000      Change
                                             ----         ----      ------         ----       ----      ------
Insurance Underwriting Income                $.73        $  .70         4         $ 2.20     $ 2.05        7

Excess Investment Income                      .52           .44        18           1.48       1.31       13

Other                                        (.05)         (.06)                    (.16)      (.18)

Income Tax                                   (.41)         (.37)       11          (1.21)     (1.08)      12
                                             ----        ------                   ------     ------
Net Operating Income                         $.79        $  .72        10         $ 2.32     $ 2.11       10

INSURANCE OPERATIONS - comparing the third quarter of 2001 with the third quarter of 2000:

     Total premium revenue for the quarter increased 8% to $554 million. Life and annuity premium revenue increased 6% to $302 million, and health premium revenue increased 11% to $252 million as detailed in the following chart:

                                                                            Premium Revenue
                                                                         (dollars in millions)
                                        -----------------------------------------------------------------------------------------

                                            Life and Annuity                     Health                         Total
                                        ----------------------------    -------------------------     ---------------------------
                                             Third Quarter                 Third Quarter                 Third Quarter
                                             September 30,       %         September 30,       %         September 30,        %
                                           2001      2000      Chg.     2001       2000      Chg.     2001        2000      Chg.
                                           ----      ----      ----     ----       ----      ----     ----        ----      ----
Direct Response                         $  72.8   $  66.3       10    $   4.6   $   3.8       24   $   77.4     $   70.1      11

LNL Exclusive Agency                       73.9      73.9        0       38.7      38.1        2      112.6        112.0       1

American Income Agency                     61.9      58.2        6       12.9      12.3        4       74.7         70.5       6

United American Agencies
   Branch Office                            4.8       4.9       (1)      81.6      64.6       26       86.5         69.5      24
   Independent Agency                      12.0      10.8       11      114.4     108.0        6      126.4        118.8       6

Other Life                                 61.9      58.2        6         --        --       --       61.9         58.2       6

Annuity                                    14.5      13.7        6         --        --       --       14.5         13.7       6
                                        -------   -------             -------   -------             -------      -------
Total                                   $ 301.8   $ 286.0        6    $ 252.2   $ 226.7       11    $ 554.0      $ 512.7       8

     Insurance net underwriting income increased 3% to $92 million. The life underwriting margin (before administrative expenses) was 25% of premium. Health underwriting margin was 17% of premium, a 1% decline from the prior year period. Life and health underwriting margins for the nine months ended September 30, 2001, were 25% and 18% respectively, the same as the prior year nine-month period. Insurance underwriting results are summarized in the following chart:

                                                            Insurance Net Underwriting Income
                                                                  (dollars in millions)
                                           ----------------------------------------------------------------------------

                                             Quarter Ended         % of          Quarter Ended       % of          %
                                           September 30, 2001     Premium     September 30, 2000    Premium      Change
                                           ------------------     -------     ------------------    -------      ------
Underwriting Income before
  Administrative Expenses
     Life                                  $  71.0                  25            $  68.5              25           4
     Health                                   43.2                  17               40.2              18           7
     Annuity                                   5.6                                    7.5                         (26)
                                           -------                                -------
                                             119.7                                  116.3
Other Income                                   1.1                                    1.2
Administrative Expenses                      (28.7)                  5              (27.6)              5           4
                                           -------                                -------
Insurance Net Underwriting Income          $  92.2                                $  89.8                           3

     Life insurance sales of $70 million declined 3%. American Income, Torchmark's second largest writer of life insurance, wrote $18 million of annualized life premium during the quarter, a 19% increase. The Direct Response unit's life sales declined 11% to $25 million; however, sales for the nine months declined only 3%. As previously reported, the decline was anticipated as products with lower profit margins are withdrawn from the market, a process begun at the first of this year.

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

     Annuity underwriting income was $6 million, a $2 million decline from the year-ago period, due primarily to surrender activity that began in the second quarter of this year. The majority of surrender requests were for Section 1035 transfers initiated by Waddell & Reed agents. Premium income increased compared to the year-ago period, but was the result of surrender fees collected.

     Total health sales for the quarter declined 25% to $43 million, of which $29 million was from Medicare supplements, down 35%. The decline was partly because the government delayed announcing Medicare HMO membership terminations for year-end 2001. Prior to this year, the annual announcement had been at mid-year, driving up traditional Medicare supplement sales in the third quarter as those who were involuntarily terminated reentered traditional Medicare and sought a Medicare supplement policy. This year, the announcement of the involuntary termination of about 536 thousand members was made mid-September, precluding any third quarter sales from this source, while in the third quarter of 2000 Torchmark sales to Medicare HMO disenrollees were about $13 million. The announcement delay will compress sales to this year's disenrollees into the fourth quarter. Medicare supplement sales from this source are expected during the fourth quarter of this year, but the volume may not equal sales to disenrollees for the third and fourth quarters of 2000, as the total number of HMO disenrollees this year is about half the number terminated last year. In addition, Torchmark's success in obtaining and implementing Medicare supplement rate increases, while some competitors continue to sell at lower rates, dampened Torchmark sales in this quarter.

       Sales by distribution channels are shown in the following chart:

                                                               Annualized Life and Health Premium Issued
                                                                        (dollars in millions)
                                          ----------------------------------------------------------------------------------

                                                  Life                             Health                         Total
                                          -------------------------       -----------------------      -----------------------
                                             Quarter Ended                Quarter Ended                Quarter Ended
                                             September 30,       %        September 30,       %        September 30,       %
                                           2001       2000      Chg.      2001     2000      Chg.      2001     2000      Chg.
                                           ----       ----      ----      ----     ----      ----      ----     ----      ----
Direct Response                           $ 24.7     $ 27.7     (11)     $   .7   $   .5     42       $  25.4  $  28.2     (10)

LNL Exclusive Agency                        13.4       13.3       1         2.8      2.5     12          16.2     15.8       3

American Income Agency                      17.5       14.7      19         2.7      2.2     22          20.2     16.8      20

United American Agencies
   Branch Office                             1.3        1.2      10        22.1     34.4    (36)         23.4     35.6     (34)
   Independent Agency                        5.7        6.7     (15)       15.1     18.1    (17)         20.7     24.8     (16)

Other                                        7.2        8.9     (18)         --       --     ---          7.2      8.9     (18)
                                          ------     ------              ------   ------              -------  -------
Total Premium Issued                      $ 69.8     $ 72.3      (3)     $ 43.3   $ 57.7    (25)      $ 113.1  $ 130.0     (13)

IMPLICATIONS OF THE SEPTEMBER 11, 2001, DISASTER:

     Information received to date regarding the effect on Torchmark of the September 11 attacks on the World Trade Center and the Pentagon indicates that none of the Torchmark insurance subsidiaries expect unusual numbers of life or health insurance claims. Torchmark's insurance subsidiaries generally write high volumes of relatively lower face-amount life insurance, and most sell nationwide. This characteristic of Torchmark's life insurance business tends to minimize the financial effect of localized, rare occurrence disasters. Torchmark's Military Agency expects to receive life insurance claims from policyholders that were at the Pentagon; however, those claims are not expected to exceed $1 million. Health insurance policies written by Torchmark companies are primarily Medicare supplements sold nationwide to retirees, and an unusual number of claims are not

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expected from this event. Torchmark does not consider the events of September 11 to be subject to "acts of war" policy exclusions that may be in some policies issued by Torchmark companies. The Company does not write property and casualty or disability insurance, and has no real estate investments affected by the attacks.

INVESTMENTS - comparing the third quarter of 2001 to the third quarter of 2000:

     Excess investment income (investment income less interest credited on net policy liabilities and less financing costs) was $65 million compared with $56 million, a 16% increase. Because of Torchmark's stock repurchase program, a better comparison is on a per share basis. Excess investment income was $.52 per share, up 18%. Investment income increased 4% to $124 million. Financing costs were $12 million, down $6 million (34%) because of lower short-term interest rates and the reduced amount of Monthly Income Preferred Securities (MIPS) outstanding during the 2001 quarter.

CAPITAL TRANSACTIONS:

     On August 31, 2001, Torchmark called 1.6 million shares of its 9.18% Cumulative Monthly Income Preferred Securities, Series A "MIPS" (NYSE: TMKPRM) at a call price of $25.00 per share, as previously announced. The Company called
2.0 million shares of the same issue earlier in the year. There are currently
4.4 million shares outstanding, all of which are currently callable at $25.00 per share. The Company has previously indicated that it is likely to call at least part of the remaining outstanding shares during the next twelve months.

     In light of current favorable interest rates, Torchmark anticipates that in the fourth quarter of this year it will issue capital securities under the $300 million SEC Form S-3 Registration Statement the Company filed in July 1999. The Company expects to issue approximately $150 million of trust-preferred securities and $150 million of mid-term fixed debt securities. Proceeds from these issues will be used to reduce current debt and for other general corporate purposes.

SHARE REPURCHASE - third quarter of 2001:

     In accordance with its ongoing share repurchase program, during the third quarter of 2001, Torchmark repurchased 793 thousand shares of Torchmark Corporation common stock for a total of $29 million ($37.03 average cost per share).

     During the first nine months of 2001, a total of 2.3 million shares at a total cost of $84 million were repurchased at an average cost of $36.39 per share. At September 30, 2001, there were 124.8 million Torchmark shares outstanding (125.3 million on a diluted basis).

     On August 10, 2001, the Company executed a voluntary stock option exercise and restoration program in which 123 employees and directors exercised vested stock options and received replacement options at the current market price. As a result, management's ownership in the Company increased, and the Company will receive a significant current tax benefit.

OTHER FINANCIAL INFORMATION

     Net operating income as a return on equity for the nine months ended September 30, 2001, was 16.1%*. Total assets at September 30, 2001, were $12.2 billion and shareholders' equity was $2.5 billion. Book value per share at September 30, 2001, was $20.03*. The debt to capital ratio was

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

21.1%* at September 30, 2001, as compared with 21.6%* a year ago (24.3%* and 27.7%* respectively, when the Monthly Income Preferred Securities are treated as debt rather than equity).

* These amounts exclude the adjustment of assets to fair market value required by accounting standard SFAS 115.

     Net income was $.82 per share ($104 million) in the third quarter of 2001 compared with $.77 per share ($98 million) in the third quarter of 2000. For the first nine months of 2001, net income was $2.16 per share ($273 million) compared with $2.09 per share ($270 million) in the same 2000 period. Net operating income for the nine months of 2001 and 2000 differ from net income by net realized investment gains or losses and related DAC adjustment (net of taxes). In addition, 2001 net operating income differs from net income by the effect of a change in accounting principle (net of taxes), discontinued operations and loss on redemption of debt (net of taxes).

DIVIDEND DECLARED

     The Board of Directors has declared a quarterly dividend of $.09 per share on all outstanding common stock of the Company held of record as of the close of business of the Company's transfer agent on January 10, 2002. This dividend will be paid on February 1, 2002.

                                                Summary of Financial Results
                                            (in thousands, except per share data)
                                            -------------------------------------
                                                Quarter Ended September 30,
                                                     2001                2000
                                                     ----                ----
   Total Revenue from Operations **             $   678,123           $  631,462

   Net Operating Income ***                     $    99,307           $   91,826
    Per diluted share                                   .79                  .72
   Net Income                                   $   103,815           $   97,736
    Per diluted share                                   .82                  .77
   Weighted Average Diluted Shares
    Outstanding                                     126,023              127,524

** Total revenue from operations excludes net realized investment gains and losses.
*** Net operating income excludes net realized investment gains or losses net of the related DAC adjustment (net of taxes), and in the 2001 period, excludes a loss on redemption of debt (net of taxes).

Caution regarding forward-looking statements:
     This press release may contain forward-looking statements within the meaning of the federal securities laws. These prospective statements reflect management's current expectations, but are not guarantees of future performance. Accordingly, please refer to Torchmark's cautionary statement regarding forward-looking statements, and the business environment in which the Company operates, contained in the Company's Form 10-Q for the period ended June 30, 2001, on file with the Securities and Exchange Commission. Torchmark specifically disclaims any obligation to update or revise any forward-looking statement because of new information, future developments or otherwise.

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

EARNINGS RELEASE CONFERENCE CALL WEBCAST
     Torchmark will provide a live audio webcast of its third quarter earnings release conference call with financial analysts at 11:00 a.m. Eastern today, October 23, 2001. Access to the live webcast and replays will be available at www.torchmarkcorp.com on the Investor Relations page, at the "Conference Call on the Web" icon, or at www.PRNewswire.com.

     Supplemental financial reports for the quarter will be available October 23 on the Investor Relations page of the Torchmark website at the "Financial Reports" icon.


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     TORCHMARK CORPORATION is a financial services holding company specializing in life and supplemental health insurance for "middle income" Americans marketed through multiple distribution channels including direct response, and exclusive and independent agencies. Subsidiary Globe Life and Accident is a nationally recognized direct-response provider of life insurance known for its administrative efficiencies. United American has been a nationally recognized provider of Medicare supplement health insurance since 1966. Liberty National Life, one of the oldest traditional life insurers in the Southeast, is the largest life insurer in its home state of Alabama. American Income Life is nationally recognized for providing supplemental life insurance to labor union members.

For additional information contact: Joyce Lane
                                    Vice President, Investor Relations
                                    Phone: 972/569-3627
                                    FAX: 972/569-3696
                                    jlane@torchmarkcorp.com
                                    Website: www.torchmarkcorp.com

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